Exhibit 19

INSIDER TRADING POLICY FOR DIRECTORS AND EXECUTIVE OFFICERS

Overview

The Securities and Exchange Commission (“SEC”) and private attorneys have been, and continue to be, active in the enforcement of the insider trading laws. The SEC and the Justice Department have broad enforcement authority under the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. These Acts not only increase the penalties for insider trading but also impose additional penalties on publicly held companies if they do not develop policies and procedures to ensure that such violations do not occur. The purpose of this policy statement is to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Riverview Bancorp, Inc. (“Riverview”). It also includes the special restrictions that are applicable to executive officers and directors in connection with transactions in Riverview’s stock.

As executive officers and directors of a financial institution and a publicly traded company, we have a legal obligation to maintain the confidentiality of nonpublic information obtained in the course of our business. This obligation precludes the use by executive officers and directors and members of their household, for direct or indirect personal gain or profit, of nonpublic information (also known as inside information) received in connection with our business activities.

The use of material nonpublic information in securities transactions (insider trading) or the communication of such information to others who use it in securities trading (tipping) violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, forfeiture of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, criminal penalties of up to 20 years in prison and/or a fine of up to $5 million, and exposure to additional liability in private actions. Further, insider trading violations expose Riverview, its directors, executive officers and other personnel acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading.

The SEC has adopted a rule for fair disclosure, Regulation FD, which prohibits selective disclosure of material nonpublic information by U.S. public companies. In particular, Regulation FD applies to disclosures made by Riverview, or any person acting on its behalf, such as an executive officer, director, investor relations or public relations officer, and any other officer, employee or agent of Riverview who regularly communicates with securities market professionals or Riverview’s stockholders. Violations of Regulation FD can subject a company, or persons acting on its behalf, to SEC enforcement action, fines and other penalties. The SEC has indicated that the establishment of “an appropriate policy, and the issuer’s adherence to it, may often be relevant in determining the issuer’s intent with regard to selective disclosure.”

Riverview, therefore, has adopted the following policies and procedures to ensure that material nonpublic information will not be used by executive officers and directors (collectively, “insiders”) in securities transactions, that insiders comply with federal and state securities laws restricting trading in Riverview’s securities and that the confidentiality of information we receive in the course of our business is maintained.

The policies regarding securities transactions also apply to transactions by (i) family members or other individuals who reside in the same household with an insider and any family members who do not live in the same household with an insider but whose transactions in Riverview’s securities are directed by the insider or are subject to their influence or control, such as parents or children who consult with the insider before they trade Riverview’s securities (“immediate family members”) and (ii) any corporation, partnership, trust or other entity the insider has or shares the ability to control the investment decisions of (“controlled

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entities”). Each insider is responsible for the transactions of immediate family members and should make them aware of the need to discuss with the insider any trades in Riverview’s securities before they occur. Similarly, transactions by controlled entities are treated under this policy and applicable securities laws as if they were for the insider’s own account. Transactions in Riverview’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this policy. The securities laws do not recognize mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Riverview’s reputation for adhering to the highest standards of conduct.

Definitions

“Material information” means information relating to Riverview or another publicly traded company with which Riverview has business dealings, the public dissemination of which likely would affect the market price of any of its securities, or which likely would be considered important by a reasonable investor in determining whether to buy, sell, or hold such securities. Any information that could be expected to affect a company’s stock price, whether the information is positive or negative, should be considered. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is often found material:

●	earnings estimates or results, including changes to previously announced earnings guidance;
●	a change in dividend policy or the declaration of a stock split;
●	proposals or plans for acquisitions, including mergers and tender offers;
●	sales of substantial assets;
●	changes in debt ratings;
●	significant operational issues, including write-downs of assets, additions to reserves for bad debts or contingent liabilities, or changes in nonperforming assets;
●	liquidity problems;
●	significant management developments;
●	major pricing or marketing changes;
●	significant expansion of operations, whether geographic or otherwise;
●	securities offerings or the establishment of a securities repurchase program;
●	cybersecurity risks and incidents, including vulnerabilities and breaches;
●	major pricing or marketing changes;
●	labor negotiations;
●	changes in auditors or notification that the auditor’s report may no longer be relied upon; and
●	pending or threatened significant litigation or regulatory developments, including investigation by governmental bodies.

Information about a company generally is not material if its public dissemination would not have an impact on the price of the company’s publicly traded securities.

“Nonpublic information” is information that has not been previously and fully disclosed to the public. Information about Riverview or another company that is not yet in general circulation should be considered nonpublic. This includes information available only to a select group of analysts, brokers or institutional investors and undisclosed facts that are the subject of rumors, even if the rumors are widely circulated. To show that information is public, you should be able to point to some evidence that it has been widely disseminated. Information should not be considered available to the general public until the third business days after the public release of the information in a press release or in a document publicly filed with or furnished to the SEC.

Whether information is material will depend on the particular facts and circumstances. When doubt exists as to whether nonpublic information is material, you should presume that it is and not trade until the third business days after the information has been made available to the general public. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests

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with that individual, and any action on the part of Riverview or any employee or director of Riverview does not constitute legal advice or insulate an individual from liability under applicable securities laws. Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how regulatory agencies and others might view the transaction in hindsight.

As used in this policy, the term “securities” includes common stock, options to purchase common stock and any other securities such as preferred stock, trust preferred securities, warrants and debt securities, as well as derivative securities, such as exchange-traded options.

1. THE BASIC POLICY

Except as noted below, no trading of Riverview Bancorp, Inc. securities is allowed by insiders, their immediate family members or controlled entities (i) five business days prior to the Board of Directors meeting of the third month of the calendar quarter until the third business day after the quarterly or yearly financial results are publicly released (the earnings blackout period), or (ii) while they possess material nonpublic information concerning either Riverview or any other company with which Riverview has business dealings and continuing until the third business day after the public release of such information or until such information is no longer material.

Unless done pursuant to an exception discussed below, no insider, or any immediate family member or controlled entity of an insider, may purchase or sell (or recommend that anyone else purchase or sell) any security issued by Riverview (i) from the commencement of the earnings blackout period noted above and continuing until the third business day after the public release of Riverview’s earnings for such period, or (ii) at any other time the insider is aware of material nonpublic information, until the third business day after the public release of such information or until such information is no longer material. For example, if Riverview’s earnings are publicly released at 1 p.m. on a Thursday, then insiders and their immediate family members and controlled entities may trade in Riverview’s securities beginning at 6 a.m. on Tuesday of the next week; or if released on a Friday, no trades can be made until the following Wednesday (assuming that they are not then aware of any material nonpublic information).

To ensure that a material event is not on the horizon, all transactions in Riverview’s stock by insiders must be cleared in advance by Chief Executive Officer (“CEO”), President or Chief Financial Officer (“CFO”), even during an open trading window. In addition, execution of a trade, even if pre-cleared, must be reported immediately to the CEO and President, or CFO for SEC reporting purposes. Preclearance does not constitute legal advice, and insiders should consult with their own counsel if the insider may be in possession of material nonpublic information.

From time to time, Riverview may close trading in its securities by insiders and their family members and controlled entities during an otherwise open period because of material nonpublic information or other developments. Should this occur, Riverview will notify particular individuals that they should not engage in any transactions in Riverview’s securities and should not disclose to others the fact that the trading period has been closed.

In addition to the restrictions on transactions in Riverview’s securities, an insider who learns of material nonpublic information about a company with which Riverview has a business relationship may not, and the insider’s immediate family members and controlled entities may not, trade (or recommend that anyone else trade) in the securities of such other company until the third business day after the public release of such information or until such information is no longer material.

As a corollary to this policy, any person with knowledge of material nonpublic information acquired in the course of business of Riverview may not communicate this information to any person outside of Riverview (including, but not limited to, family members and friends) or to a Riverview employee who does not have a need to know such information in connection with the performance of the employee’s duties to Riverview.

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2. RULE 10b5-1

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“1934 Act”), provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions in Riverview’s securities that meets certain conditions specified in Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, transactions in Riverview’s securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with this policy, a Rule 10b5-1 plan must be approved in advance by the CEO and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and executive officers must include a representation in their Rule 10b5-1 plan to certify that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

All trades by an insider, even if pursuant to a Rule 10b5‑1 plan, must be reported immediately to the CEO and President, or CFO for SEC reporting purposes. See the discussion below under “Additional Restrictions Applicable to Insiders” and “Reporting Transactions and Disgorgement of Profits on Short-Swing Transactions.”

3. TRANSACTIONS IN RIVERVIEW PLANS

A.    OPTION EXERCISES

This insider trading policy does not apply to the exercise of a stock option granted under a Riverview plan or to the exercise of a tax withholding right pursuant to which you elect to have Riverview withhold shares subject to an option to satisfy tax withholding requirements, or the use of a “net-settled” option exercise, whereby Riverview withholds and retires shares relating to the exercise of an option. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This policy also applies to the disposition of shares of Riverview’s stock by using such shares to pay the exercise price of a stock option (commonly referred to as “pyramiding”). You may effect such transactions only during a period when trading by insiders is permitted or pursuant to a pre-approved Rule 10b5-1 trading plan.

B. RESTRICTED STOCK

This insider trading policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elected to have Riverview withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of restricted stock.

C. 401(k) PLAN

This policy does not apply to purchases of Riverview stock in Riverview’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a)

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an election to increase or decrease the percentage of your periodic contributions that will be allocated to Riverview’s stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of Riverview’s stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Riverview’s stock fund balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to Riverview’s stock fund. Sales of Riverview stock from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

4. GIFTS

Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receiving them. If you make such a gift, the sale of the gifted securities by the organization may be attributed to you for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to family members or other persons, where you have reason to believe that the recipient is likely to sell the securities soon after receiving them. For this reason, you should not make gifts of Riverview’s securities at a time when you are aware of material nonpublic information about Riverview. You and your immediate family members and controlled entities may make such gifts only during a period when trading by insiders is permitted (and then only if you are not aware of material nonpublic information about Riverview), unless the gift is pursuant to a previously established pre-approved Rule 10b5-1 plan.

5. ADDITIONAL RESTRICTIONS APPLICABLE TO INSIDERS

A. RESALE RESTRICTIONS

The Securities Act of 1993, as amended (“1933 Act”), requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by executive officers and directors for public sales of securities of their companies is Rule 144 under the 1933 Act. The rule is available for public sales by any person of “restricted securities” (i.e., securities acquired in a private offering or certain other types of exempt offerings under the 1933 Act) and for sales by controlling persons (known as “affiliates,” which typically includes directors, executive officers and greater than 10% beneficial owners) of any securities, whether restricted or unrestricted.

Requirements of Rule 144. Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

1.	Current Public Information. Current information about Riverview must be publicly available at the time of sale. Riverview’s periodic reports filed with the SEC ordinarily satisfy this requirement.

2.	Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six months prior to sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the 1933 Act. In some cases, such as those involving gifts, or bequests, the holding period of another person can be “tacked” to the seller’s holding period for computation purposes.

3.	Volume Limitations. The amount of securities which can be sold during any three month period cannot exceed the greater of (i) one percent of the outstanding shares of the class, or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.

4.	Manner of Sale. The securities must be sold in unsolicited brokers’ transactions, directly to a market-maker or in certain riskless principal transactions.

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5.	Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker if aggregate sales over a three-month period involve more than 5,000 shares or greater than $50,000.

Exception to Rule. The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for) their restricted shared for at least three years and who were not affiliated during the three months preceding the sale under the rule.

Treatment of Gifts. Bona fide gifts are not deemed to involve sales of stock, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to two years following the gift, depending on the circumstances.

B. PRIVATE SALES

Insiders also may sell securities in a private transaction. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands they are acquiring restricted securities that must be held for at least six months before the securities will be eligible for resale to the public under Rule 144. It is recommended that you consult with counsel prior to engaging in any private sale of Riverview’s securities.

C. RESTRICTIONS ON PURCHASES OF COMPANY SECURITIES

In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b-18 under the 1934 Act. Regulation M generally prohibits Riverview or any of its affiliates from buying Riverview’s stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Riverview’s stock by Riverview or its affiliates while a stock repurchase program is occurring. While the guidelines are optional, compliance with them provides a safe harbor from a stock manipulation charge. You should consult with Riverview if you desire to make purchases of Riverview’s stock during any period that Riverview is making a public offering or buying stock from the public.

D.    REPORTING TRANSACTIONS AND DISGORGEMENT OF PROFITS ON SHORT-SWING TRANSACTIONS

Section 16 of the 1934 Act applies to (i) directors and executive officers of Riverview, (ii) any other employee of Riverview designated by Riverview’s Board of Directors as a Section 16 insider and (iii) any person owning more than ten percent of any registered class of Riverview’s equity securities. Section 16 is intended to deter such persons (collectively referred to below as “Section 16 insiders”) from misusing confidential information about their companies for personal trading gain. The general effect of Section 16 is to restrict the trading activities of Section 16 insiders with respect to the securities of their companies by requiring prompt public disclosure under Section 16(a) of their trades, permitting the recovery under Section 16(b) of any profits realized by them on certain transactions, and prohibiting them under Section 16(c) from engaging in short sales. The methods employed by Section 16 are separately discussed below.

Prompt Reporting of Trades. With limited exception, transactions in Riverview’s stock by Section 16 insiders (and those whose holdings are attributable to the Section 16 insider for Section 16 purposes, such as immediate family members and controlled entities) must be reported to the SEC on a Form 4 no later than the second business day following the trade date. To ensure timely reporting, Section 16 insiders must notify the Corporate Secretary before they trade and promptly notify same after the trade of the pertinent information (i.e., trade date, price, number of shares). Form 4 filings shall be coordinated with the Corporate Secretary.

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Recovery of Short-Swing Profits. Under 16(b), any profit realized by a Section 16 insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of Riverview’s equity securities within a period of less than six months) must be disgorged to Riverview upon demand by Riverview or a stockholder acting on its behalf. By law, Riverview cannot waive or release any claim it may have under Section 16(b) or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Strict Liability Provision. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16(b) insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

Broad Application. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by a Section 16 insider may be matched with transactions by any person (such as certain family members and related entities) whose securities are deemed to be beneficially owned by the Section 16 insider.

Limitations on Liability. The SEC has mitigated the impact of Section 16(b) in some situations by exempting certain transactions from being deemed purchases or sales, such as transactions under certain employee benefit plans. However, the rules are extremely complex. For this reason, we suggest that before engaging in any transaction involving Riverview’s equity securities, directors and executive officers consult with the Corporate Secretary to discuss the potential applicability of Section 16(b).

E. SHORT-TERM TRADING PROHIBITION

Riverview has a policy against short-term trading by insiders and their immediate family members and controlled entities in the securities of Riverview or its customers, including short sales of, and options for, such securities. Insiders and their immediate family members and controlled entities who purchase securities of Riverview are expected to retain such securities for at least six months; however, this restriction does not apply to the sale of Riverview’s stock in connection with a broker-assisted cashless exercise of stock options in order to generate sufficient sale proceeds to pay the option exercise price and satisfy any applicable withholding taxes, or to any non-discretionary transactions in Riverview’s 401(k) plan. Sale of such securities prior to the expiration of the six-month period will be deemed an infringement of this policy unless such sale has been approved by the CEO and President,  or CFO based upon a significant and unexpected change in the financial circumstances of the purchaser, such as that occasioned by the death or serious illness of a family member or other substantial justification, subject to the sale not resulting in short-swing profit liability under Section 16(b) of the 1934 Act, and the other limitations on purchases and sales by insiders outlined below.

F.    PROHIBITION ON SHORT SALES

Under Section 16(c), Section 16 insiders are prohibited from effecting “short sales” of Riverview’s equity securities. A “short sale” is one involving securities that the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other unusual channels of transportation within five days after the sale. Short sales of Riverview’s securities evidence the seller’s expectation that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Riverview or its short-term prospects. In

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addition, short sales may reduce the seller’s incentive to improve Riverview’s performance. For these reasons, short sales of Riverview’s securities are prohibited by this policy.

G.    HEDGING TRANSACTIONS

Certain forms of hedging or monetization transactions allow a person to lock in much of the value of their stock holdings, often in exchange for all or part of the potential upside appreciation in the stock, or to otherwise hedge or offset any decrease in the market value of the stock; such financial instruments include forward sale contracts, prepaid variable forward contracts, equity swaps, collars (including zero-cost collars) and exchange funds (also known as swap funds). These transactions may allow the person to continue to own or maintain some exposure to the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Riverview’s other shareholders. Therefore, executive officers and directors (and persons acting on their behalf) are prohibited from engaging in transactions that hedge or offset any decrease in the market value of Riverview Bancorp, Inc. securities or limit their ability to profit from an increase in the value of Riverview Bancorp, Inc. securities.

H. STANDING OR LIMIT ORDERS

Standing or limit orders, except those used in connection with pre-approved Rule 10b5-1 trading plans, create heightened risks for insider trading violations as there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material nonpublic information. Therefore, you are discouraged from placing standing or limit orders on Riverview’s securities. If you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined elsewhere in this policy.

I. CHURNING

To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of Riverview’s securities. Such “churning” can create an appearance of wrongdoing, even if not based on material nonpublic information and may result in short-swing profit liability under Section 16(b).

J. MARGIN ACCOUNTS AND PLEDGES

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, such arrangements are strongly discouraged as they carry the risk of insider trading liability if you fail to meet a margin call or if you default on the loan.

K. PUBLICLY-TRADED OPTIONS

A transaction in a publicly-traded option is, in effect, a bet on the short-term movement of the underlying stock and therefore creates the appearance that the insider is trading based on inside information. Transactions in options also may focus the insider's attention on short-term performance at the expense of Riverview’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving Riverview, on an exchange or in any other organized market, are prohibited by this policy. Option positions arising from certain types of hedging transactions are governed by the section above captioned “Hedging Transactions.”

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6. MAINTENANCE OF CONFIDENTIALITY OF NONPUBLIC INFORMATION OBTAINED BY CUSTOMERS

All personnel are expected to maintain the confidentiality of nonpublic information received by Riverview in its business dealings or otherwise. Disclosure of such information to persons inside Riverview who have no need to know of the information or to individuals outside Riverview, whether or not in the form of trading recommendations or strategies involving the purchase or sale of the securities of Riverview or a customer or the securities of any other publicly traded company with respect to which Riverview has nonpublic information, is prohibited. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussions might be overheard, or through other means by which this information could be disseminated, such as internet chat rooms, message boards or similar means.

7. REGULATION FD

SEC Regulation FD prohibits executive officers, directors, employees and others from selectively disclosing material nonpublic information to members of the public including securities analysts, brokers or Riverview’s stockholders. Any contacts or questions from such individuals should be referred to Riverview’s CEO and President, or CFO. In addition, if material nonpublic information is inadvertently disclosed, no matter the circumstances, the person making or discovering that disclosure should immediately report the facts to Riverview’s CEO and President, or CFO. Designating an authorized spokesperson helps Riverview avoid claims of selective disclosure of material nonpublic information and to allow it, if necessary, in the case of non-intentional disclosures, to make prompt public disclosures of the information in the form of press releases, Form 8-Ks or other permissible means of disclosure.

8. POST-TERMINATION TRANSACTIONS

This policy continues to apply to you as long as you are in possession of material non-public information even after you have terminated employment or service as an executive officer or director. This means that if you are aware of material non-public information when your employment or service terminates, you may not trade in Riverview’s securities until that information has become public or is no longer material, unless the trade occurs pursuant to a pre-approved Rule 10b5-1 trading plan established prior to the termination of your employment or service.

9. OTHER

All questions relating to this policy should be addressed to the CEO and President, or CFO of Riverview.

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